ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into on September , 2002 by and among Critical Home Care, Inc. a Delaware corporation ("Buyer") and All Care Medical Products Corp., a New York corporation ("All Care"), Long Island Orthotics Corp., a New York Corporation ("Orthotics"), All Care Respiratory Corp., a New York Corporation ("Respiratory"), All Care Medical Equipment, Inc., a New York Corporation ("Equipment") (All Care, Orthotics, Respiratory, and Equipment are the "Seller"), hereinafter each referred to as a "Seller" and collectively as the "Seller" and Luigi Piccione a/k/a Louis Piccione ("Piccione") (the "Sole Shareholder").



                                    RECITALS


     WHEREAS, the Seller is comprised of sister corporations collectively engaged in the business of leasing and selling medical devices and supplies to the home care market. All of the activities described in this paragraph shall hereinafter be referred to collectively as the "Business"; and

     WHEREAS, Buyer desires to acquire from Seller all of the assets used in, useful to or relating to the Business and to assume certain contractual obligations of the Business, and the Seller desires to sell, assign, transfer, convey and deliver to Buyer such assets and to assign to Buyer such contractual obligations, on the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, the Sole Shareholder is ready, willing and able to cause the Seller to engage in the actions provided for in this Agreement;

     WHEREAS, on June 28, 2002, Buyer undertook the management and operation of the Business; and

     WHEREAS, Seller, Sole Shareholder and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of such assets, and the assignment and assumption of such contractual obligations, of the Business as set forth herein (the "Acquisition").

     The foregoing recitals shall be included in, and shall be made a part of, this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


     As used in this Agreement, the following terms shall have the meanings set forth below:

     1.1  "Accounts  Receivable"  shall  have the  meaning  set forth in Section
4.17(b)

     1.2 "Acquired Assets" shall have the meaning set forth in Section 2.1(a) hereto.

     1.3 "Acquisition" shall have the meaning set forth in the third whereas clause hereof.

     1.4 "Act" shall have the meaning set forth in Section 2.4(b) hereto.

     1.5 "Agreement" shall have the meaning set forth in the opening paragraph hereto.

     1.6 "Allocation" shall have the meaning set forth in Section 3.4 hereto.

     1.7 "Business" shall have the meaning set forth in the first recital hereto.

     1.8 "Buyer" shall have the meaning set forth in the opening paragraph hereto.

     1.9 "Closing" shall have the meaning set forth in Section 3.1 hereto.

     1.10 "Closing Date" shall have the meaning set forth in Section 3.1 hereto.

     1.11 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.12 "Collectible Accounts Receivable" shall mean Accounts Receivable having an aging of less than 120 days.

     1.13 "Common Stock" shall have the meaning set forth in Section 2.4 hereto.

     1.14  "Confidential  Material"  shall have the meaning set forth in Section
9.2 hereto.

     1.15  "Consulting  Agreement"  shall have the  meaning set forth in Section
7.11 hereto.

     1.16 "Contracts" shall have the meaning set forth in Section 2.1(a)(ii) hereto.

     1.17 "Employee" shall have the meaning set forth in Section 4.19(a)(ii) hereto.

     1.18 "Employment Agreement" shall have the meaning set forth in Section 4.19(a)(iii) hereto.

     1.19 "Equipment" shall have the meaning set forth in Section 4.10(b) hereto.

     1.20 "Excluded Assets" shall have the meaning set forth in Section 2.1(b) hereto.

     1.21 "Excluded Liabilities" shall have the meaning set forth in Section 2.3 hereto

     1.22 "Governmental Entity" shall have the meaning set forth in Section 4.6 hereto.

     1.23 "Hazardous Materials" shall have the meaning set forth in Section 4.18 hereto.

     1.24 "Indemnification Notice" shall have the meaning set forth in Section 11.2(b) hereto.

     1.25 "Intellectual Property" shall have the meaning set forth in Section 4.11(a) hereto.

     1.26 "Inventory" shall have the meaning set forth in Section 2.1(a)(i).

     1.27 "Leases" shall mean the rights of tenancy to the premises described in
Section 7.1 hereof.

     1.28 "Liens" shall have the meaning set forth in Section 4.8(b)(v) hereto.

     1.29 "Loss" or "Losses" shall have the meaning set forth in Section 11.2(a) hereto.

     1.30 "Material Adverse Effect" shall mean any change or changes or effect or effects that individually or in the aggregate are or are reasonably likely to be materially adverse to (a) the Acquired Assets and/or the Business or (b) the transactions contemplated by this Agreement.

     1.31 "Non-Compete Period" shall have the meaning set forth in Section 10.1 hereto.

     1.32 "Non-Competition Payment" shall have the meaning set forth in Section 2.4(A) hereto.

     1.33 "Option" shall have the meaning set forth in Section 7.1(b) hereto.

     1.34 "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government (and any agency or department thereof) or other entity.

     1.35 "Purchase Price" shall have the meaning set forth in Section 2.4(a) hereto.

     1.36 "Real Estate" shall have the meaning set forth in Section 7.1(a) hereto.

     1.37 "Regulations" shall mean the federal income tax regulations promulgated under the Code by the Treasury Department of the United States, as such Regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding section of succeeding Regulations.

     1.38 "Returns" shall have the meaning set forth in Section 4.8(b)(i) hereto.

     1.39 "Seller" shall have the meaning set forth in the opening paragraph hereto.

     1.40 "Seller Agreement" shall have the meaning set forth in Section 4.7(v) hereto.

     1.41  "Seller  Authorizations"  shall have the meaning set forth in Section
4.13 hereto.

     1.42 "Seller Employee Plan" shall have the meaning set forth in Section 4.19(a)(i) hereto.

     1.43 "Seller's  Intellectual  Property" shall have the meaning set forth in
Section 4.11(B) hereto.

     1.44 "Seller's Schedules" shall have the meaning set forth in the governing language of Article IV.

     1.45 "Sole Shareholder" shall have the meaning set forth in the opening paragraph hereto.

     1.46 "Shares" shall have the meaning set forth in Section 2.4(a) hereto.

     1.47 "Tax" or "Taxes" shall have the meaning set forth in Section 4.8(a) hereto.

     1.48 "Transfer Taxes" shall have the meaning set forth in Section 2.4(c) hereto.

     1.49 "Useable Inventory" shall mean Inventory purchased within One Hundred Twenty Days (120) of the closing Date in the case of items held for sale, and rented on a regular cycling within any six month period, in the case of Inventory held for rental, or otherwise used or useable by the Business on a regular basis.

                                   ARTICLE II

                                 ASSET PURCHASE


     2.1 Acquisition of Assets.

          (a) On the terms and subject to the conditions of this Agreement, at the Closing provided for in Article III hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller's right, title, and interest in and to all assets and properties used in, useful to and/or relating to the Business (other than those assets specified in Section 2.1(b) as Excluded Assets) as set forth on Schedule 2.1 hereof (the "Acquired Assets"). The Acquired Assets shall include, without limitation:

               (i) all inventory, which shall include Useable Inventory of not less than $449,000 (wholesale value) at Closing (the "Inventory");

               (ii) all licenses, commitments, development or distribution agreements, joint venture agreements, or other contracts, agreements or instruments, whether written or oral ("Contracts"), and rights thereunder, including without limitation, the designated Contracts relating to Seller set forth on Schedule 4.12(a);

               (iii)   franchises,   approvals,   permits,   licenses,   orders,
          registrations, certificates, variances, and similar rights of the Seller obtained from governments and governmental agencies;

               (iv) all supplies owned by Seller;

               (v) all tangible personal property, including without limitation all Inventory, work-in-process, and equipment owned or leased by
          Seller  and  used in,  useful  to  and/or  relating  to the  Business,
          including,   without  limitation,   those  items  listed  on  Schedule
          2.1(a)(v);

               (vi) all business and financial records, books, ledgers, files, plans, documents, correspondence, specifications, creative materials, advertising and promotional materials, marketing materials, marketing data, database materials, subscriber lists, customer lists, mailing lists (whether owned or rented), supplier lists, equipment repair, maintenance or service records, and all other printed or written materials whether written or electronically stored or otherwise recorded; it being understood that all subscriber lists, customer lists and mailing lists shall be delivered electronically by Seller to Buyer and Seller shall have no right to use such subscriber lists, customer lists or mailing lists in any manner after the Closing Date;

               (vii) all of Seller's goodwill;

               (viii) the benefit, to the extent the Seller is able to assign the same, of all right, title and interest of Seller to claims, causes of action, deposits, refunds, rights of recovery and/or set-off and rights of recoupment, and to insurance policies and amounts payable thereunder; and

               (ix) all patents, patent applications, copyrights, trademarks, service marks, trade names (including, without limitation, the names set forth on Schedule 2.1(a)(ix) and any variations thereof), trade secrets, proprietary information, technology rights and licenses, proprietary rights and processes, know-how, research and development in progress, and any and all other intellectual property including, without limitation, all things authored, collected, created, discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice and that pertain to or are used in the Business or that are relevant to an understanding or to the development of the Business, whether tangible or intangible, in any stage of development, including without limitation, all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights there under and all telephone numbers, web sites and web a addresses now owned by or associated with the Business.

          (b) Buyer shall not purchase or acquire any Excluded Assets. None of the following shall be "Acquired Assets" for purposes of this Agreement, and all of the following shall be "Excluded Assets":

               (i) all cash in Seller's bank accounts as of the Closing Date excluding the amount of $57,500 or such adjusted amount as is reflected in a bank reconciliation statement as of June 28, 2002 with respect to uncleared checks from the year 2001 (the "Reconciled Account Balance"); all cash from the Seller's bank accounts will be paid to Buyer at Closing, and the Reconciled Account Balance will be
          (i) reflected as an account payable on CHCI's books; and (ii) payable to Seller on January 6, 2002 together with seven (7%) percent interest;

               (ii) security deposits in the amount of $14,000 (the "Security Deposits") and starting cash in the registers located at the Leased Premises (defined below) in the amount of $1,300 (the "Register Cash"), each of which amounts shall be reflected as an account payable on Buyer's books due and owing to Seller as of June 28, 2002. The Register Cash shall be paid to the Seller at Closing and the Security Deposits shall be paid to the Seller on the date which is the sooner of (i) the Closing assuming delivery of the Landlord Consents (defined below); or (ii) within three (3) days of delivery by Seller of the Assignments of Leases reflecting the consent of each landlord with respect to the Leased Premises (the "Landlord Consents").

     2.2 Assumed Liabilities. Buyer shall assume or be liable for only (i) liabilities arising under assumed contract with respect to transactions subsequent to the Closing; (ii) copy machine lease with Citicorp f/k/a General Electric; and (iii) accounts payable arising from the purchase of Inventory within 60 days prior to Closing or otherwise in the ordinary course of business during such 60 day period, not to exceed $25,000.

     2.3 Excluded Liabilities. Except as provided in Section 2.2 above, Buyer shall not assume or be obligated for any liabilities of Seller of any kind or nature ("Excluded Liabilities"). Without limiting the foregoing, all of the following shall be "Excluded Liabilities":

               (i) any liability of Seller for Taxes attributable to any period or portion of any period ending on or prior to the Closing Date and arising from the operation of Seller's business or ownership of the Acquired Assets;

               (ii) any Sales Tax to be paid by Seller pursuant to Section 2.4(c) hereof;

               (iii) any costs and expenses incurred by Seller incident to the negotiation and preparation of this Agreement (including the fees and expenses of any brokers, accountants or attorneys) and the performance and compliance with the agreements and conditions herein;

               (iv) any of Seller's accounts payable, or other indebtedness owed by Seller, existing as of the Closing Date, whether or not such payables or indebtedness has been recorded on Seller's books;

               (v) any and all liabilities under the Contracts arising after the Closing Date which are attributable to the period ending on or prior to the Closing Date;

               (vi) any and all liabilities not incurred in the ordinary course of business;

               (vii) any and all liabilities associated with Seller's employees, whether or not such employees are subsequently hired by Buyer, including, without limitation, financial liability in connection with any bonus, deferred compensation, accrued vacation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements; it being understood that Buyer will not seek any pro-rata contribution from Seller towards any annual bonus plan, if any, adopted by Seller for such employees; and

               (viii) any liability associated with claims arising on or prior to the Closing Date, or any claims arising after the Closing Date in connection with actions taken on or prior to the Closing Date, with respect to Seller's Intellectual Property or any alleged infringement of any other Person's Intellectual Property rights or rights of privacy or publicity or any other personal or property rights of any other Person.

     2.4 Purchase Price; Taxes.

          (a) Purchase Price. In consideration of the purchase and sale of the Acquired Assets, at the Closing, Buyer shall pay to Seller seven hundred fifty thousand dollars ($650,000) as hereafter provided (the "Cash Consideration") two hundred thousand dollars ($200,00) on Closing, four hundred fifty thousand dollars ($450,000) in a promissory note at seven (7%) percent interest, and Buyer shall issue to seller one million seven hundred thousand (1,750,000) shares (the "Shares") of the common stock, par value $.0001 and fair market value of $3,500,000, of Buyer ("Common Stock") as purchase consideration. The cash consideration and the Shares are hereinafter referred to as the "Purchase Price". The Cash Consideration shall be payable at the Closing in immediately available funds as follows:
     (I) Two Hundred Thousand Dollars ($200,000) to Seller and (II) Four Hundred Fifty Thousand Dollars ($450,000) in a seven (7%) percent promissory note due and payable to Seller on January 6, 2002. One million two hundred fifty thousand (1,250,000) Shares shall be delivered to Seller.

          (b) Shares. The Shares shall become transferable by Seller twelve (12) months from the Closing Date; provided, however, that the Shares may not be sold, transferred or assigned unless the Shares are registered under the Securities Act of 1933, as amended (the "Act") and any applicable state securities law or unless an exemption from such registration becomes or is available.

          (c) Transfer Taxes; Property Taxes. Seller shall pay and promptly discharge any and all sales taxes), use taxes, transfer taxes, recording fees and similar taxes, charges, fees or expenses ("Transfer Taxes") that may become payable by reason of the sale of the Acquired Assets.

     2.5 Pre Closing Balance Sheet. Buyer represents that prior to Closing it has ascertained that the Seller's representations and warranties set forth in
Section 4.17 of this Agreement are accurate and waives the delivery by Seller of a pre-closing balance sheet.

                                   ARTICLE III

                                   THE CLOSING

     3.1 The Closing. The delivery of the documents contemplated by this Agreement (the "Closing") shall be held at the offices of Frankfurt, Garbus, Kurnit, Klein & Selz, P.C., 488 Madison Avenue, New York, New York 10022 on or about September 13, 2002, or such other date as the parties hereto may mutually determine. All adjustments, representations and warranties, to the extent given by the Seller, shall be as of June 28, 2002 (the "Closing Date").

     3.2 Deliveries at the Closing by the Seller. At the Closing, unless waived or to be delivered at a later date, Seller shall deliver or cause to be delivered to Buyer the following:

               (i) all of the  tangible  Acquired  Assets,  at such  location as
          Buyer shall designate to Seller in writing prior to the Closing and the electronic transmission to Buyer of the customer lists included in the Acquired Assets; notwithstanding the foregoing, the Buyer acknowledges receipt of the foregoing on June 28, 2002;

               (ii) such deeds, bills of sale, assignments and other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in Buyer title to or other interest in, and the right to full custody and control of, the Acquired Assets, free and clear of all liens, charges, encumbrances and security interests whatsoever; notwithstanding the foregoing, Seller shall deliver consents of each landlord of any the premises leased by the Seller at Babylon, Woodbury and East Setauket (the "Leased Premises") within thirty (30) days of the Closing;

               (iii) the Contracts and the books and records of the Business constituting a part of the Acquired Assets; notwithstanding the foregoing, the Buyer acknowledges receipt of the foregoing on June 28, 2002;

               (iv) the various other certificates, instruments and documents referred to in Section 2.1(a) constituting a part of the Acquired Assets;

               (v) all other documents, certificates, instruments or writings required by Buyer to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

               (vi) an assignment of lease and a copy of the underlying lease for the Leased Premises and a separate lease for use of the Patchogue Property in accordance with Section 7.1 hereof substantially in the form of Exhibit A hereto (the "Leases"); notwithstanding the foregoing, Seller shall deliver consents of each landlord of the Leased Premises within (30) days of the Closing and Buyer acknowledges receipt on June 28, 2002 of copies of each underlying lease for the Leased Premises other than the form annexed as Exhibit A hereto.

     3.3 Deliveries at the Closing by Buyer. At the Closing, Buyer shall deliver the following to Seller:

               (i) a wire transfer for Two Hundred Thousand ($200,000) Dollars payable to Seller pursuant to Section 2.3(a) and in accordance with the wire instructions set forth on Schedule 3.3(i) hereto;

               (ii) a wire transfer in the amount of One Hundred Thousand ($100,000) Dollars for the Non-Competition Payment payable to Piccione pursuant to Section 10.1 and in accordance with the wire instructions set forth on Schedule 3.3(ii) hereto;

               (iii) a wire transfer in the amount of Fifteen Thousand Three Hundred ($15,300) Dollars payable to Seller pursuant to 2.1(b)(i), provided Seller delivers the Landlord Consents at Closing and One Thousand Three ($1,300) Dollars in the event that the Landlord Consents are not delivered at Closing;

               (iv) a non-negotiable promissory note in the form of Exhibit B annexed hereto and in the amount of Four Hundred Fifty Thousand ($450,000) Dollars plus the Reconciled Account Balance;

               (v) certificates representing the Shares, in accordance with the provisions of section 2.4(a) hereof.

               (vi) all other documents, certificates, instruments or writings required by Seller to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith;

     3.4 Allocation. On or prior to the Closing, Buyer and Seller shall mutually agree on the manner in which the Purchase Price is to be allocated among the Acquired Assets (the "Allocation"). The Allocation shall be prepared in a manner consistent with Section 1060 of the Code, and shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all tax returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return position inconsistent with) the Allocation unless otherwise required by the IRS or state taxing authority.



                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller and the Sole Shareholder hereby jointly and severally represents and warrants to Buyer, as of the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedules (referencing the appropriate section and paragraph numbers) supplied by Seller and Sole Shareholder to Buyer (the "Seller's Schedules") and dated as of the Closing Date, as follows:

     4.1 Organization of Seller. As of the Closing, each of All Care, Orthotics, Respiratory and Equipment are a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of All Care, Orthotics, Respiratory and Equipment has the corporate power to own its properties and to carry on its business as it is now being conducted. Each of All Care, Orthotics, Respiratory and Equipment are duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Each of All Care, Orthotics, Respiratory and Equipment have delivered a true and correct copy of their respective Certificate of Incorporation of each of All Care, Orthotics, Respiratory and Equipment, as amended to date, to Buyer. Schedule 4.1 of the Seller's Schedules lists the directors and officers of each of All Care, Orthotics, Respiratory and Equipment and the jurisdictions in which each of All Care, Orthotics, Respiratory and Equipment is qualified to do business.

     4.2 Capital Structure of the Seller.

               (a) The authorized capital stock and issued and outstanding. shares of each of All Care, Orthotics, Respiratory and Equipment are set forth on Schedule 4.2. Schedule 4.2 sets forth all of the Sole
          Shareholders of each of All Care, Orthotics, Respiratory and Equipment, and the percentage and number of shares owned by each as of June 28, 2002.

               (b) None of All Care, Orthotics, Respiratory and Equipment has ever adopted or maintained any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, subordinated debentures, debentures, rights, commitments or agreements of any character, written or oral, to which any of them is a party or by which any of them is bound obligating any of them to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of any of them or obligating any of them to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As of the Closing Date there will be no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of them. There are no voting trusts, proxies, or other agreements or understandings to which any of them is a party with respect to the voting capital stock of any of them. The Sole Shareholder has good and valid title to the all of the issued and outstanding Shares free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind, other than as provided hereunder, or as set forth on
          Schedule 4.2. Other than this Agreement or as set forth on Schedule 4.2, the shares of the common stock of any of them are not subject to any voting trust agreement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the common stock..

     4.3 Subsidiaries. None of the Acquired Assets are presently owned or controlled, and none of the Acquired Assets have previously been owned or controlled, by any subsidiaries or affiliated companies, of Seller or of the Sole Shareholder of any of the Seller. Except as set forth on Schedule 4.3, no Seller directly or indirectly owned any capital stock of or other equity interests in any corporation, partnership, limited liability company or other Person and no Seller is a member of or participant in any partnership, limited liability company, joint venture or similar Person.

     4.4 Authority. Each Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Sole Shareholder has the right and power to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. The Board of Directors and Sole Sole Shareholder of each Seller have unanimously approved the Acquisition and this Agreement. This Agreement has been duly executed and delivered by each Seller and each Sole Shareholder and constitutes the valid and binding obligation of each Seller and each Sole Shareholder, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.5 No Conflict. Except as set forth on Schedule 4.5, the execution and delivery of this Agreement by each Seller and each Sole Shareholder, the sale and transfer of the Acquired Assets do not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit or creation of any security interest under (i) any provision of the Articles of Incorporation of each Seller or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Seller or the Acquired Assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, other than the landlords of premises leased by the Seller, is required by or with respect to any Seller in connection with the execution and delivery of this Agreement, the sale and transfer of the Acquired Assets or the consummation of the transactions contemplated hereby, except for such consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 4.5.

     4.6 No Material Changes. Except as set forth in Schedule 4.7, from January 31, 2001 through June 28, 2002, there has not been, occurred or arisen any of the following in connection with the Business:

               (i) material transaction by any Seller including, without limitation, any purchase, sale, lease or other disposition of any assets used in, useful to and/or relating to the Business, except those transactions in the ordinary course of business as conducted on that date and consistent with past practices;

               (ii) amendment or change to the Articles of Incorporation or any By-laws of any Seller;

               (iii) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any Seller;

               (iv) revaluation by any Seller of any of the assets of the Business;

               (v) any agreement, contract, lease or commitment (collectively a "Seller Agreement") or any extension or modification of the terms of any Seller Agreement which (i) involves the payment by the any Seller of greater than $10,000 per annum or which extends for more than one
          (1) year or (ii) involves any payment or obligation to any affiliate of Seller other than in the ordinary course of business as conducted on that date and consistent with past practices;

               (vi) the commencement or notice or, to any Seller's or "Sole Shareholder" knowledge, threat of commencement, of any lawsuit or proceeding against or, to Seller's or Sole Shareholder' knowledge, investigation of, any Seller or the Business;

               (vii) any event or condition of any character that has or could be reasonably be expected to have a Material Adverse Effect.

     4.7 Tax and Other Returns and Reports.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits. Except as set forth in Schedule 4.7:

               (i) Within thirty (30) days of the Closing, each Seller will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes and such Returns shall be true and correct in all material respects and shall have been completed in accordance with applicable law;

               (ii) No Seller is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller, nor has Seller executed any waiver of any statute of limitations on, or extending the period for the assessment or collection of, any such Tax;

               (iii) No audit or other examination of any Return of any Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination;

               (iv) No Seller has any liability for unpaid federal, state, local or foreign Taxes, whether asserted or unasserted, contingent or otherwise, except for Taxes which may have accrued but are not yet payable, and no Seller has knowledge of any reasonable basis for the assertion of any additional liability for Taxes attributable to such Seller, the Business or its assets or operations;

               (v) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the Acquired Assets relating to or attributable to Taxes, other than liens for personal property, sales and payroll taxes not yet due and payable;

               (vi) No Seller is, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     4.8 Restrictions on Business Activities. Except as set forth in Schedule 4.8, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or otherwise binding on any Seller which has or could be expected to have the effect of prohibiting or impairing any business practice of the Business, any acquisition of property (tangible or intangible) by the Business or the conduct of the Business, and no Seller has entered into any agreement under which such Seller is restricted from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     4.9 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a) Each Seller has good and valid title to, or, in the case of licensed properties and assets, valid licenses in, all of the Acquired Assets, free and clear of any Liens, except as reflected in Schedule 4.9
     (a) and except for such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from or interfere with, the value or present use, of the property subject thereto or affected thereby. Each Seller at the Closing will sell, convey, assign, transfer and deliver to Buyer good and valid title to all of its respective Acquired Assets, free and clear of Liens, except as reflected in Schedule 4.9 (a) and except for such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not substantially detract from the value, or substantially interfere with the present use, of the property subject thereto or affected thereby.

          (b) Schedule 4.9 (b) lists all items of equipment used by each Seller in the Business and any other items of personal property that are material to the Business and used by Seller in the Business (collectively, the "Equipment"). The Equipment is owned or leased by such Seller (as indicated on Schedule 4.9 (b)), and is (i) adequate for the conduct of the Business as currently conducted and (ii) in reasonable operating condition, subject to normal wear and tear.

     4.10 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          (a) "Intellectual Property" shall mean any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
     (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to any of the foregoing.

          (b) "Seller' Intellectual Property" shall mean any Intellectual Property that: (i) is owned by or exclusively licensed to each Seller and is in any way used in, useful to and/or related to the Business or the Acquired Assets, or (ii) which is necessary to the operation of the Business as it is currently operated or is reasonably anticipated to be operated in the future.

          (c) Schedule 4.10(c) lists (i) all of the following held by each Seller and in any way used in, useful to and/or related to the Business or the Acquired Assets: (1) U.S. and foreign patent and patent applications,
     (2) U.S. and foreign registered trademarks, trademark applications, service marks, service mark applications, intent to use applications, and domain name registrations, (3) U.S. and foreign registered copyrights and applications for copyright registration, and (4) U.S. and foreign mask work registrations and applications to register mask works; and (ii) any other of the Seller's Intellectual Property that is the subject of an application, certificate or registration issued by any state, government or other public legal authority.

          (d) The registrations of the Intellectual Property listed on Schedule 4.10(d) are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been paid and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States or applicable foreign jurisdiction for the purposes of maintaining such Intellectual Property registrations.

          (e) Except as set forth in Schedule 4.10(e), No Seller has granted to any Person, authorized any Person to retain, any rights in Seller' Intellectual Property.

          (f) Except as set forth on Schedule 4.10(f), Each Seller owns and has good and exclusive title to each item of Intellectual Property attributable to each Seller listed on Schedule 4.10(b), free and clear of any lien or encumbrance.

          (g) Except as set forth on Schedule 4.10(g), since January 1, 2002, no Seller has received any claim of ownership by a third party of such Seller's Intellectual Property or any notices from any third party alleging any infringement upon the Intellectual Property rights or rights of privacy or publicity or any other personal or property rights of any other Person.

          (h) Except as listed on Schedule 4.10(h), there are no contracts, licenses or agreements between any Seller and any other person with respect to such Seller's Intellectual Property pursuant to which there is any dispute known to Seller regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by such Seller thereunder.

          (i) Except as listed on Schedule 4.10(i), to the knowledge of Seller, no person is infringing or misappropriating any of Seller' intellectual Property.

     4.11  Agreements,  Contracts  and  Commitments.  (a) Except as set forth on
Schedule 4.11, no Seller is a party to and no Seller is bound by any of the following in connection with the Business:

               (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

               (ii) any fidelity or surety bond or completion bond;

               (iii) any agreement of indemnification or guaranty;

               (iv) any purchase order or contract for the purchase of materials involving $2,000, individually, or $20,000 in the aggregate;

               (v) any distribution,  joint marketing or development  agreement;
          or

               (vi) any other agreement, contract or commitment that involves $5,000 or more or is not cancelable without penalty within thirty (30) days.

                    (a) No Seller has breached,  violated or defaulted under, or received written notice that such Seller has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which such Seller is a party or by which such Seller is bound with respect to the Business or the Acquired Assets. Each such agreement, contract or commitment is in full force and effect. Each Seller is in compliance with, and no Seller has breached any contract, license or agreement to which such Seller is a party or by which such Seller is bound with respect to the Business or the Acquired Assets or by which the assets of the Business are bound, and, to the knowledge of each Seller, all other parties to all such contracts, licenses and agreements are in compliance with, and have not breached any of such contracts, licenses or agreements. Following the Closing, Buyer will be permitted to exercise all of each Seller's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which, such Seller would otherwise be required to pay.

                    (a)  The  contracts,   licenses  and  agreements  listed  on
               Schedule 4.11(b) are all contracts, licenses and agreements, to which each Seller is a party which still require performance of services or other obligations, including without limitation, indemnification, non-compete and non-disclosure obligations, delivery of materials or ongoing royalties or similar payments, either by a Seller or to the benefit of a Seller, other than "shrink wrap" and similar commercial end-user licenses. The contracts, licenses and agreements listed on Schedule 4.11(b) are in full force and effect. Provided that any necessary consents to assignment have been obtained, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on Schedule 4.11(c).

     4.12 Governmental Authorization. Schedule 4.12 lists each consent, license, permit, grant or other authorization issued to any Seller by a Governmental Entity (herein collectively called "Seller Authorizations") (i) pursuant to which such Seller currently operates or holds any interest in any of the Acquired Assets or (ii) which is required for the operation of the Business or the holding of any such interest in the Acquired Assets. All such Seller Authorizations are in full force and effect and constitute all Seller Authorizations required to permit Seller to operate or conduct the Business or hold any interest in the Acquired Assets.

     4.13 Litigation. Except as set forth on Schedule 4.13, there is no action, suit or proceeding, or warranty or indemnity claim of any nature pending, or to Seller' knowledge, threatened against any Seller, the Acquired Assets or the Business. There is no investigation pending to any Seller' knowledge, threatened against Seller, the Acquired Assets or the Business by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Seller to produce, offer or sell any of the products or services of the Business in the present manner or style thereof.

     4.14 Financial Statements.

          (a) Buyer acknowledges receipt of financial statements of All Care as at and for the years ended December 31, 2000 and December 31, 2001 (the "Annual Financial Statements") reported on by Kenneth McBride certified public accounts, and will deliver prior to the Closing unaudited financial statements for the six month period ending June 30 2002 prepared by Kenneth McBride, C.P.A., (the "Unaudited Financial Statement."). The Annual Financial Statements and the Unaudited Financial Statement or hereinafter referred to as the "Financial Statements." Each of the Financial Statements is or will, when delivered be, complete and correct in all material respects, has been or will be prepared in accordance with GAAP consistently applied throughout the periods presented, no material modifications should be made to the financial position, results of operations, cash flows and stockholders' equity of Seller as at the dates and for the periods indicated except (i) as disclosed in the Financial Statements,
     (ii) incurred in the Ordinary Course of Business since December 31, 2001 or
     (iii) disclosed in Section 4.14 of the Disclosure Schedule. As of the date hereof ,or as amended to the Closing Date, Seller does not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due, asserted or unasserted). Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth on Schedule 4.14 since December 31, 2001, the Seller has conducted the Business only in the ordinary course and there, have not been any Material Adverse Change in the Business. The financial Statements show an aggregate of $3.2 million in revenue and aggregate pre-tax earnings of $496,000, excluding officer salary of $156,000 in year 2001 and an aggregate of $2.4 million in revenue and aggregate pre-tax earnings of $272,000, excluding officer salary of $156,000 in year 2000, accounts receivable of $750,000 or more with aging of 180 days or less at July 31, 2001, and Useable Inventory of $450,000 at July 31, 2001.

          (b) Orthotics, Respiratory and Equipment have heretofore delivered to Buyer, or will deliver to Buyer within 30 days proceeding Closing, unaudited financial statements of each such company as at and for the years ended December 31, 2000 and December 31, 2001 (the "Affiliate Stub Financial Statements" prepared by each such company, and will deliver prior to the Closing Date unaudited financial statements for the six month period ending June 30, 2002 (the "Affiliate Stub Financial Statement."). The Affiliate Annual Financial Statements and the Affiliate Unaudited Financial Statement or hereinafter referred to as the "Affiliate Financial Statements." Each of the Financial Statements is or will, when delivered, be complete and correct in all material respects, have been or will be prepared to the extent participate in accordance with GAAP consistently applied throughout the periods presented, no material modifications should be made to the financial position, results of operations, cash flows and stockholders' equity of such companies as at the dates and for the periods indicated except (i) as disclosed in the Affiliate Financial Statements,
     (ii) incurred in the Ordinary Course of Business since December 31, 2001 or
     (iii) disclosed in Section 4.14 of the Disclosure Schedule. As of the date hereof, or as amended to the Closing Date, such companies do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due, asserted or unasserted). Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth on Schedule 4.14 since December 31, 2001, such companies have conducted the Business only in the ordinary course and there, have not been any Material Adverse Change in the Business.

     4.15 No  Undisclosed  Liabilities.  Except  as set  forth in the  Financial
Statements, in Schedule 4.16 or otherwise disclosed on the other Schedules hereto or required disclosure hereunder, Seller has no known liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of $2,500, individually, or $10,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), nor has any such arisen since July 1, 2002 in the ordinary course of the Business consistent with past practices; it being understood that Buyer shall not assume or otherwise be liable for any undisclosed liabilities of the Seller.

     4.16 Inventory; Accounts Receivable. (a) All of the Inventory of Seller related to the Business were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with Seller' regular inventory practices and are set forth on each Seller' books and records in accordance with the practices and principles of Seller consistent with the method of treating said items in prior periods. All of the Inventory used in, useful to and/or relating to the Business is set forth on Schedule 2.1(a)(v) with respect to Inventory used for rental purposes, such Inventory is, and shall be at the Closing, in working condition, fit for the purpose for which it is intended, and is incompliance with all applicable state and federal laws and regulations with respect thereto.

          (a) From December 31, 2001 through June 28, 2002, no Seller has engaged in any forward selling, or made any other change from the customary selling, pricing, billing or return practices of the Business, which change was intended to or had the effect of accelerating or increasing its current income, accounts receivable or cash collections by, for example, inducing customers to order, to permit early shipment, to purchase quantities that might otherwise have been purchased at a later date, or to accept other inducements (e.g., greater than normal discounts), the effect of which would be to accelerate sales, revenues or collections or delay returns of inventory.

          (b) Each Seller has made available to Buyer a list of all accounts receivable of such Seller with respect to the Business (the "Accounts Receivable"), including Collectible Accounts Receivables, along with a range of days elapsed since invoice. All of the Collectible Accounts Receivable of the Company arose in the ordinary course of business for valid consideration and are in their entirety valid accounts receivable which are carried at values determined in accordance with GAAP. Except as set forth on Schedule 4.16(b), no person has any Lien on any of such Collectible Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Collectible Accounts Receivable.

     4.17 Environmental Matters.

               (a) Hazardous Material. Except as set forth on Schedule 4.17, Seller has not: (i) operated any underground storage tanks at any property that Seller has at any time owned, operated, occupied or leased; or (ii) to the knowledge of Seller, illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, ureaformaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws ("Hazardous Materials"), but excluding office and janitorial supplies properly and safely maintained. To the knowledge of Seller, no Hazardous Materials are present as a result of the deliberate actions of Seller or as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller has at any time owned, operated, occupied or leased.

               (b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Seller's knowledge, threatened concerning any Hazardous Materials. Seller is not aware of any fact or circumstance which could involve Seller in any environmental litigation or impose upon Seller any environmental liability or require Seller to have any environmental approval, permit, license, clearance or consent for the conduct of the Business as currently conducted.

     4.18 Employee Matters and Benefit Plans.

          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Seller Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Seller or any Seller Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which Seller or any Seller Affiliate has or may have any material liability, whether contingent or otherwise;

               (ii) "Employee" shall mean any current employee, officer, or director of any Seller;

               (iii) "Employee Agreement" shall refer to each management, employment, severance, consulting or similar agreement or contract between any Seller and any Employee or consultant.

          (b) Schedule. Buyer acknowledges receipt of an accurate and complete list of: (i) each Employee of each Seller and such Employee's current salary and bonus applicable to the current fiscal period; (ii) the Seller' Employee Plan; and (iii) each Employee Agreement. Prior to the Closing Date, the Seller had no intention, plan or commitment, whether legally binding or not, to enter into or establish any new Seller Employee Plan or Employee Agreement, to materially modify the Seller Employee Plan or Employee Agreement (except to the extent required by law or to conform the Seller Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement).

          (c) Effect of Transaction.

               (i) The execution of this Agreement, the sale of the Acquired Assets and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under the Seller Employee Plan, any Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) No payment or benefit which will or may be made by Seller or Buyer or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

          (d) Employment Matters. As of the Closing Date, each Seller is in compliance in all respects with all applicable foreign, federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees; (ii) each Seller has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees or other Persons who by virtue of their activities performed on behalf of any Seller may be deemed employees within the meaning of applicable law; (iii) no Seller is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) no Seller is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees or other Persons who by virtue of their activities performed on behalf of Seller may be deemed employees within the meaning of applicable law.

          (e) Labor. As of the Closing Date, no work stoppage or labor strike against any Seller is pending or, to the best knowledge of such Seller, threatened. No Seller is involved in or, to the best knowledge of such Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to such Seller. No Seller has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, which would, individually or in the aggregate, directly or indirectly result in a liability to such Seller. No Seller is presently, nor has Seller been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its employees and no collective bargaining agreement is being negotiated by such Seller.

          (f) No Interference or Conflict. No employee or consultant of any Seller or the Business is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such person's best efforts to promote the interests of the Business or that would conflict with the Business. Neither the execution, delivery nor performance of this Agreement, nor the carrying on of the Business by Buyer as presently conducted or proposed to be conducted will, to the Seller' knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such officers, directors, employees or consultants is now obligated.

     4.19 Insurance Policies. Buyer acknowledges that it has received all casualty, liability, business interruption, errors and omissions and other insurance policies currently in force with respect to each Seller (the
"Insurance Policies"). Prior to the Closing Date all premiums due on the Insurance Policies had been paid in full and, to the knowledge of the Seller and the Sole Shareholder, the Insurance Policies were, on the Closing Date, in full force and effect and valid, outstanding and enforceable. As of the Closing Date, the Seller were in compliance with the provisions of and conditions contained in all such policies applicable to them. No insurer under any such policy or, to the knowledge of the Seller and the Sole Shareholder, indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. All material claims under any Insurance Policies are listed on Schedule
4.19 and have been filed in a timely fashion.

     4.20 Seller's Investor Representations. Each Seller is acquiring the Shares for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Act or any state securities laws and with no present intention of distributing or reselling any part thereof. No Seller will so distribute or resell any of the Shares in violation of any such law. Each Seller acknowledges that the Shares have not been registered under the Act. Seller hereby agrees that the Shares will contain substantially the following legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM THE REQUIREMENTS THEREOF."

     4.21 Compliance with Laws. Through the Closing Date, each Seller complied with all, and Seller was not in violation of and Seller had not received any, notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     4.22 Power of Attorney. Through the Closing Date, no Seller had granted any power of attorney (revocable or irrevocable) with respect to the Business or the Acquired Assets to any person, firm or corporation for any purpose whatsoever.

     4.23 Complete Copies of Materials. Each Seller has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel as set forth on Schedule 4.23.

     4.24 Representations Complete. As of the Closing Date, none of the representations or warranties made by any Seller (as modified by the Seller' Schedules), nor any statement made in any Schedule or certificate furnished by any Seller pursuant to this Agreement contained, any untrue statement of a material fact, or omitted to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     4.25 Brokers' and Finders' Fees; Third Party Expenses. Each of the parties represent and warrant to the other that no broker was engaged in bringing about this transaction and each indemnifies the other against any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.26 Medicare, Medicaid and Other Third-Party Payors.

          (a) Seller is a provider in the Medicare and Medicaid Programs (the "Programs"). To the best of Seller's knowledge, Seller is in material compliance with all of the terms, conditions and provisions of the Program Agreements.

          (b) Schedule 4.26 hereto contains a copy of Sellers' most recent Statement of Deficiencies and Plan of Correction, if any.

          (c) No notice of any material offsets against future reimbursements under or pursuant to the Programs has been received by Seller or the Sole Shareholder, nor to the best of Seller's knowledge is there any basis therefore. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs which could reasonably be expected to have a Material Adverse Effect. Neither Seller nor the Sole Shareholder has received notice of any pending, threatened or possible decertification or other loss of participation in any of the Programs.

          (d) Seller has contractual arrangements with third party payors. A list of and copies of its existing third party payor contract(s) pertaining to the Business have previously been delivered to Buyer. Seller is in full compliance with all of the material terms, conditions and provisions of such contracts.

          (e) All material liabilities and material contractual adjustments of Seller under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Latest Balance Sheet.

     4.27 Compliance with Healthcare and Other Laws.

     Seller has not made any kickback, bribe, or payment to any person or entity, directly or indirectly, with the intent to induce a referral, recommendation or arranging of business or patients with, to or for Seller. None of the Contracts and no activity of the Seller violate Section 1877 of the Social Security Act or similar provision of applicable state law in any material respect. To the best of Seller's knowledge, none of the Contracts and no activity of Seller violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. Seller is in material compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the Business. To the best of Seller's knowledge, all healthcare, tax and other returns, reports, plans and filings of any nature required to be filed by Seller with any federal, state or local governmental authorities and any third party payors have been properly completed. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Seller shall retain and be responsible, for any liability incurred, and Seller shall be entitled to receive any refund or other benefit which may result from the same in connection with any such return, report, plan and filing.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer hereby represents and warrants to Seller and to the Sole Shareholder at and as of the Closing as follows:

          5.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Buyer, to consummate the transactions contemplated hereby.

          5.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          5.3 No Conflicts. The execution and delivery of this Agreement by Buyer, the purchase of the Acquired Assets and the consummation of the transactions contemplated hereby do not conflict with (i) any provision of the Certificate of Incorporation of Buyer or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its respective properties and assets, except where such conflict does not have a material adverse affect on the business, assets, financial conditions or results of operations of Buyer taken as a whole. No consent, waiver, approval, order, or authorization of, or registration, declaration or filing with, any Governmental Entity or third party (so as not trigger any conflict), is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the purchase of the Acquired Assets or consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which may be required under applicable Federal and state securities laws and such consents, waivers, authorizations, filings, approvals and registration, which if not obtained, would not have a material adverse affect on the business, assets, financial condition or results of operations of Buyer taken as a whole.

          5.4 Shares. The Shares when issued hereunder will be duly authorized and validly issued and outstanding, fully paid and nonassessable and free and clear of any liens, claims, encumbrances, security interests, options or charges.

          5.5 Brokers' and Finders' Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE VI

                        CONDUCT PRIOR TO THE CLOSING DATE


     Conduct of Business. Buyer acknowledges that as of June 28, 2002, Buyer has undertaken the management and operation of the Seller for the Buyer's own account and assumes all liabilities with respect to the period June 28, 2002 through the date of Closing.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

     7.1 Leases.

          (a) Seller, Sole Shareholder and S & L Realty, L.L.C., a New York limited liability company ("S & L"), agree that (i) for a period of five
     (5) years from the Closing Date, Buyer may have full use of the premises located at 208-212 East Main Street, Patchogue, New York (the "Patchogue Property") with a five (5) year-option to renew pursuant to a lease between S&L and Buyer in the form annexed hereto as Exhibit D; and for the balance of the lease terms with respect to the Leased Premises at the addresses set forth on Schedule 7.1 hereto (the "Real Estate") in accordance with the terms of the Leases.

          (b) Buyer and Seller agree that they will enter into a separate option agreement for the Patchogue Property, in a form substantially similar to Exhibit A hereto (the "Option") providing Buyer with an option to purchase the Patchogue Property at fair market value as determined in accordance with the terms of the Option.

          (c) So long as Buyer has an option to purchase the Patchogue Property, Seller, Piccione and S & L agree not to sell all or any portion of the Patchogue Property.

          (d) Buyer shall have the right to assign its rights and interest in and to the Leases (either individually or jointly) to one or more of its affiliates, subsidiaries, or any unrelated third party at any time during the term of the applicable Lease.

     7.2 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     7.3 Public Disclosure. Unless otherwise required by law, any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made be made in Buyer's sole discretion and no such disclosure shall be made by Seller without the prior written approval of Buyer.

     7.4 Consents. Each Seller shall use commercially reasonable efforts to obtain such consents, waivers and approvals under the Contracts as may be required in connection with the Acquisition (all of such consents, waivers and approvals are set forth in the Seller' Schedules) so as to preserve all rights of, and benefits to, Seller and the Acquired Assets thereunder. Each party hereto will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state, and other regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

     7.5 Notification of Certain Matters. Each Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to each Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any Seller and/or Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of any Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     7.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such instruments and do and perform such acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     7.7 Tax Clearance Certificate. The parties agree to cooperate to obtain state or local tax clearance certificates relating to Sales Taxes or employment or employee withholding Taxes.

     7.8 Payment of Excluded Liabilities. Each Seller agrees with Buyer that promptly upon the Closing and thereafter, such Seller will pay and discharge as they become due all of the obligations and liabilities of every kind and nature, known or unknown, accrued and unaccrued, fixed or contingent, existing or inchoate relating to, arising out of, or in connection with such Seller and the Business.

     7.9 Change of Name. Each Seller agrees with Buyer that on the Closing or as soon as practicable thereafter (and in any event within thirty (30) days thereafter), such Seller will cease using the names set forth on Schedule 2.1(a)(ix) . Each Seller agrees that from and after the Closing, such Seller or its Sole Shareholder shall not establish any new corporation or company with, or change the name of any existing corporation or company, owned or controlled by such Seller or its Sole Shareholder, to a name using any form of the names set forth on Schedule 2.1(a)(ix) in connection with any business or products included in the definition of the Business or that is competitive with the business or products of Buyer.

     7.10 Books and Records. Subsequent to the Closing, Buyer shall afford to each Seller and its authorized representatives reasonable access to all of the books and records of such Seller delivered to Buyer under Section 2.1(a)(vi), including but not limited to, financial statements, ledgers and work papers, and shall permit Seller to make extracts and copies there from to enable Seller to prepare tax returns and financial statements. Buyer agrees that for a period of seven (7) years following the Closing none of such books and records shall be destroyed without the prior written approval of such Seller.

     7.11 Consulting Agreement. Buyer and on or prior to the Closing Date, enter into a Consulting Agreement in a form substantially similar to Exhibit C hereto pursuant to which Buyer shall retain the services of Piccione to Buyer on the terms thereof (the "Consulting Agreement").

     7.12 Tax Treatment.

          (a) Each of the Buyer, Seller and Sole Shareholder acknowledges, agrees, represents and warrants that it is their combined and separate intent that the provisions of this Agreement be governed by Code Section 368(a)(1)(C) and the Regulations thereunder. Consequently, each of the Buyer and Seller (i) acknowledges, agrees, represents and warrants that, as defined in Code Section 368(b)(2) and the Regulations thereunder, that each is a party to the reorganization intended by this Agreement, (ii) acknowledges, agrees, represents and warrants that each as such a party shall timely adopt the plan of reorganization required by Regulations
     Section 1.368-3(a) (the "Plan of Reorganization"), and, with the Sole Shareholder, (iii) acknowledges, agrees, represents and warrants that each shall keep the records and timely file the information required by Regulations Sections 1.368-3(a) and (b).

          (b) Each of the Buyer, Seller and Sole Shareholder acknowledges, agrees, represents and warrants that (i) the records and information referred to in the immediately preceding Section 7.12(a) shall be kept and prepared consistent with the provisions of this Agreement, and (ii) the information required to be filed by each of the Buyer, Seller and Sole Shareholder pursuant to Regulations Sections 1.368j-3(a) and (b) for the Plan of Reorganization shall be prepared and filed consistent with such filing made by the other.










                                  ARTICLE VIII

                          CONDITIONS TO THE ACQUISITION


     8.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

          (b) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Seller or its properties or any of its officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

     8.2 Additional Conditions to the Obligations of Seller. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing.

          (b) Certificate of Buyer. Each Seller shall have been provided with a certificate executed on behalf of Buyer by its Chief Executive Officer to the effect that, as of the Closing:

               (i) all representations and warranties made by Buyer in this Agreement are true and correct in all material respects; and

               (ii) all covenants and obligations of this Agreement to be performed by Buyer on or before such date have been so performed in all material respects;

          (c) Claims. There shall not have occurred any claims (whether or not asserted in litigation), which may have a Material Adverse Effect upon the consummation of the transactions contemplated hereby or the business, assets (including intangible assets), common stock, financial condition or results of operations of Buyer.

          (d) Additional Agreements. (i) Piccione shall have received the Consulting Agreement signed by Buyer; and (ii) the Seller shall have received the deliveries at Closing provided for in Article III of this Agreement.

          (e) Legal Opinion. Seller and Sole Shareholder shall have received a legal opinion from legal counsel to Buyer, substantially in the form of Exhibit D hereto.

     8.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by each of them as of the Closing Date.

          (b) Certificates of Seller. Buyer shall have been provided with a certificate executed by the Sole Shareholder of Seller and executed on behalf of each Seller by its President to the effect that, as of the Closing Date:

               (i) all representations and warranties made by such Seller in this Agreement are true and correct in all material respects; and

               (ii) all covenants and obligations of this Agreement to be performed by such Seller on or before such date have been so performed in all material respects.

          (c) Material Claims or Events. There shall not have occurred any claims (whether or not asserted in litigation), or the occurrence or discovery of any event, circumstance or condition, which may have a Material Adverse Effect.

          (d) Third Party Consents. Any and all consents, waivers, and approvals listed on Schedule 4.5 shall have been obtained.

          (e) Legal Opinion. Buyer shall have received a legal opinion from legal counsel to Seller and the Sole Shareholder, substantially in the form of Exhibit E hereto.

          (f) Approval of Board of Directors. Buyer shall have received approval from its Board of Directors to enter into this Agreement and consummate the transactions described herein.

          (g) Additional Agreements. Buyer shall have received (i) the Lease, counter-signed by S & L; and (ii) the Consulting Agreement signed by all parties thereto.

          (h) Financial Statements. Buyer acknowledges receipt of the audited Financial Statements described in Section 4.14.

          (i) Due Diligence. Buyer acknowledges having had sufficient opportunity to examine the books and records of Seller and to meet with and make inquiries of the employees of Seller and Seller's customers as Buyer deems necessary and appropriate to satisfactorily complete its due diligence of the Business.

                                   ARTICLE IX

                            CONFIDENTIAL INFORMATION


     9.1 Confidentiality. Each Seller and Sole Shareholder agrees to hold all Confidential Material (as hereinafter defined) in strict confidence and not to, directly or indirectly, disclose any Confidential Information to any person, firm or corporation, without the written consent of Buyer, who at the time of such disclosure is not an employee or agent of Buyer. Each Seller and Sole Shareholder agrees that all Confidential Material, together with all notes and records related to the Business and/or the Acquired Assets, and all copies or facsimiles thereof in the possession of Seller (whether made by the foregoing or other means) are the exclusive property of Buyer. No Seller and no Sole Shareholder shall in any manner use any Confidential Material of Buyer, or any other property of Buyer, in any manner not specifically directed by Buyer, as the case may be, or in any way which is detrimental to or competitive to Buyer.

     9.2 Confidential Material. For the purposes hereof, the term "Confidential Material" shall mean proprietary information concerning the Business and/or the Acquired Assets including without limitation, information concerning trade secrets, sales and financial information, information concerning business methods, operational processes, products and projects in development, details of contractual relationships between the Business and any third party, marketing plans or techniques, client and customer lists, mailing lists, data, databases, software, works in progress, manuals, and price lists, which information is acquired by Buyer pursuant to this Agreement provided, however, that the term "Confidential Material" shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by any Seller, or (ii) becomes available to any Seller on a non-confidential basis from a source other than Buyer or any of their respective agents, customers or clients, as such, provided that such source is not bound by a confidentiality agreement with Buyer or any of such agents, customers or clients.

     9.3 Compliance with the Law. In the event that any Seller or Sole Shareholder is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any Confidential Material, such Seller or Sole Shareholder shall provide Buyer with prompt notice thereof so that Buyer may seek an appropriate protective order and/or waive compliance by such Seller or Buyer with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, such Seller or Sole Shareholder is compelled to disclose Confidential Material not otherwise intended to be disclosed hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such Confidential Material may be so disclosed, provided such disclosure is limited to the specific information required to be disclosed.

                                    ARTICLE X

                            NON-COMPETITION AGREEMENT


     10.1 Covenant Not to Compete or Solicit. In consideration of the Non-Competition Payment, for other good and valuable consideration the receipt and sufficiency of which the Sole Shareholder hereby acknowledges, and as an inducement to Buyer to enter into this Agreement, Sole Shareholder hereby agrees with Buyer that, for a period of five (5) years following the Closing Date (the "Non-Compete Period"), the Sole Shareholder shall not, without the prior written consent of Buyer:

          (a) directly or indirectly, engage, whether as an individual proprietor, partner, stockholder, officer, executive, director, employee, author, consultant, contractor, joint venturer, lender, investor, representative or in any other capacity whatsoever (other than as a holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), with or without pay, or assist any other Person in engaging in any activity or line of business which is similar to, or competitive with, the business of Buyer, including, without limitation, the Business;

          (b) not directly or indirectly (1) enter into any kind of arrangement with any person then employed by Buyer with a view to terminating the employment of such person or (2) solicit, engage, or hire any individual who is then employed or was employed by Buyer during the previous six (6) month period;

          (c) will directly or indirectly, either on its own behalf or on behalf of any other Person:

               (i) attempt in any manner to persuade any customer, client, distributor or supplier of Buyer to cease to do business, or to reduce the amount of business which such customer, client, distributor or supplier has customarily done or contemplates doing, with Buyer; or

               (ii) solicit business of any customer, client, distributor or supplier of Buyer or render any services of the type usually rendered by Buyer for any such customer, client, distributor or supplier of Buyer.

     10.2 Covenants. The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Buyer. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 10.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

     The Sole Shareholder hereby acknowledges that all of Sole Shareholder's covenants not to compete or solicit contained in this Section 10.2 are a material inducement to Buyer to proceed with the Acquisition.

     10.3 Equitable Remedy. Each of Seller and Sole Shareholder agrees that it would be impossible or inadequate to measure and calculate Buyer's damages from any breach of the covenants set forth in this Article X. Accordingly, each Seller and Sole Shareholder agrees that if it breaches any provision of this
Article X, Buyer will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Seller further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Each Seller and each Sole Shareholder hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.

                                   ARTICLE XI

                     SURVIVAL, INDEMNIFICATION AND INSURANCE


     11.1 Survival of Representations and Warranties.

               (a) All of Seller's and Sole Shareholder's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Seller Schedules) shall survive the Closing of the Acquisition for a period of one (1) years following the Closing Date (except for fraud as to which there shall be no termination date except for the applicable statute of limitations); provided, however, that (i) the representations and warranties and covenants relating or pertaining to any Tax or to any Returns related to such Tax set forth in this Agreement shall survive until ninety (90) days following the expiration of all applicable statutes of limitations, or extensions thereof, governing each tax or Returns related to such Tax, (ii) the representations and warranties and covenants relating to or pertaining to any Hazardous Materials set forth in Section (4.15) shall survive until the expiration or early termination of the Lease, including, without limitation, upon the purchase of the Patchogue Property by Buyer and (iii) the representations and warranties and covenants relating to or pertaining to material title defects set forth in Section (4.9 )shall survive without a termination date.

               (b) All of Buyer's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing of the Acquisition for a period of two (2) years following the Closing Date (except for fraud as to which there shall be no termination date except for the applicable statute of limitations).

     11.2 Indemnification. (a) Each of Seller and Sole Shareholder hereby agrees to indemnify and hold Buyer, any lender providing financing in connection with the transactions contemplated hereby and their respective officers, directors and affiliates harmless against all third party claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (it being understood that in the event Buyer chooses to be represented by separate counsel Seller and Sole Shareholder shall only be responsible for the reasonable attorneys' fees and expenses of investigation of Buyer's counsel as determined by Buyer in its sole discretion)(hereinafter individually a "Loss" and collectively "Losses"), incurred by Buyer, or any of their officers, directors or affiliates directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of Seller and/or Sole Shareholder contained in this Agreement, (ii) any failure by the Seller or Sole Shareholder to perform or comply with any covenant or agreement contained in this Agreement, (iii) any liabilities resulting from noncompliance with any bulk transfer laws pursuant to Article 6 of the Uniform Commercial Code or otherwise, or (iv) any liability resulting from, or any failure of Seller to pay, any Excluded Liability, including, without limitation, any sales taxes arising due to any Seller' or Sole Shareholder' conduct prior to the Closing Date. Buyer will seek indemnification for Losses in the manner provided in Section 11.2(b).

          (a) Notice and Payment. In the event Buyer shall have incurred any Losses for which indemnification pursuant to this Article XI is sought, Buyer, shall deliver to each Seller and to each Sole Shareholder a notice (each, an "Indemnification Notice"): (A) stating that Buyer has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses; and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Within thirty (30) days after delivery of the Indemnification Notice, Seller and the Sole Shareholder shall pay the amount of the Losses not disputed by Seller and the Sole Shareholder set forth in the Indemnification Notice. If within such thirty (30) day period Seller and the Sole Shareholder fails to agree with Buyer, on the amount of the such Losses, then the parties shall have their respective rights and remedies under law and in equity with respect to any disputed amount of such Losses. [ON A DEAL THIS SIZE WHY NOT AAA?]

          (b) Third Party Claims. If Buyer becomes aware of a third-party claim, which Buyer believes may result in Losses, Buyer shall notify each Seller and each Sole Shareholder of such claim, and such Persons shall be entitled, at their expense, to participate in the defense of such claim. With respect to claims adverse to the ownership or right to use Seller' Intellectual Property or with respect to any alleged infringement of any other person's Intellectual Property rights or rights of privacy or publicity or any other personal or property rights of any other person, each Seller shall have the initial right to resolve said claims; provided, however, Buyer shall have the right in its sole discretion to settle any such claim. Notwithstanding the foregoing sentence, except with the consent of Seller and Sole Shareholder, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim for indemnification pursuant to Sections 11.1 and 11.2.

     11.3 Indemnification by Buyer of Seller.

          (a) Indemnity. Buyer agrees to indemnify and hold Seller and/or Sole Shareholder, its respective officers, directors and affiliates, harmless from and against all Losses incurred by such indemnified parties resulting from or attributable to (i) any inaccuracy or breach of a representation or warranty of Buyer contained in this Agreement; or (ii) any failure by Buyer to perform or to comply with any covenant or agreement contained in this Agreement. Notwithstanding the foregoing, Seller, its officers, directors and affiliates shall not be entitled to indemnification with respect to any Loss to the extent attributable to an Excluded Liability.

          (b) Procedures for Asserting Claims. Upon obtaining knowledge of the institution of any action, suit, proceeding or other event, which would give rise to a claim of indemnity pursuant to Section 11.3(a), Seller shall notify Buyer of such claim. Seller shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of Buyer, no settlement of any such claim shall be determinative of the amount of any claim for indemnification pursuant to this Section 11.3. In the event that Buyer has consented to any such settlement, no party shall have the power or authority to object under any provision of this Section 11.3 to the amount of any settlement.

                                   ARTICLE XII

                               GENERAL PROVISIONS


          12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to Buyer to:              Home Health Care Alliance, Inc.
                                 125 Michael Drive
                                 Syosset, New York  11791
                                 Attention:        Rosemarie DePalo, President
                                 Telephone:        (516) 837-7000
                                 Facsimile:        (516) 837-7036

    with a copy to:              Frankfurt Garbus Kurnit Klein & Selz, P.C.
                                 488 Madison Avenue
                                 9th Floor
                                 New York, New York  10022
                                 Attention:        Gary A. Schonwald, Esq.
                                 Telephone:        (212) 826-5583
                                 Facsimile:        (212) 593-9175

    if to Seller or to Sole      Mr. Luigi Piccione
    Shareholder to:
                                 15 Percy Williams Drive
                                 East Islip, New York 11730

                                 Telephone:        631 277-0516
                                 Facsimile:        631 277-1139


    with a copy to:              Barbara M. Pizzolato, P.C.
                                 300 Vanderbilt Motor Pkwy, Ste 200
                                 Hauppauge, New York 11788
                                 Attention:        Barbara M. Pizzolato, Esq.
                                 Telephone:        631 242-5836
                                 Facsimile:        631 242-5867

     12.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.3  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This agreement may be executed via telefacsimile transmission and a telefacsimile signature shall be deemed as effective as an original signature.

     12.4 Amendment. This Agreement may only be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto.

     12.5 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Buyer may assign its rights and delegate its obligations hereunder to any other party including, without limitation, granting a security interest in their rights hereunder to the lenders providing financing to or on behalf of Buyer in connection with the transactions contemplated herein.

     12.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision provided that Buyer shall remain liable for its obligations hereunder.

     12.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal and state courts located within New York County, and courts with appellate jurisdiction therefrom, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     12.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     12.10 Publicity. Until the business day after the Closing and except for any public disclosure which Buyer, in good faith, believes is required by law, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other party which will not be unreasonably withheld. Buyer, Seller and Sole Shareholder shall issue a mutually acceptable press release as soon as practicable after the Closing.

                                                       [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their duly authorized respective officers all as of the date first written above.


                                                        Critical Home Care Inc.


                                                             By:
                                                                  Name:
                                                                  Title:


                                                 All Care Medical Products Corp.

                                                             By:
                                                          Name:  Luigi Piccione
                                                              Title:  President

SOLELY WITH RESPECT TO SECTION 7.1:

S & L Realty, L.L.C.                            Long Island Orthotics Corp.



By:                                                   By:
     Name:  Luigi Piccione                            Name:  Luigi Piccione
     Title:  Member                                   Title:  President
                                                      All Care Respiratory Corp.



                                                      By:
    Luigi Piccione, individually                           Name:  Luigi Piccione
                                                           Title:  President
                                                 All Care Medical Equipment Inc.



                                                      By:
                                                           Name:  Luigi Piccione
                                                           Title:  President

                            ASSET PURCHASE AGREEMENT


                                     Between


                         ALL CARE MEDICAL PRODUCTS CORP.


                                   ("Seller")


                                       and


                             CRITICAL HOME CARE INC



                                    ("Buyer")


                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.............................................................................................1


ARTICLE II ASSET PURCHASE.........................................................................................4

         2.1      Acquisition of Assets...........................................................................4
         2.2      Assumed Liabilities.............................................................................6
         2.3      Excluded Liabilities............................................................................6
         2.4      Purchase Price; Taxes...........................................................................7
         2.5      Pre Closing Balance Sheet.......................................................................7

ARTICLE III THE CLOSING...........................................................................................8

         3.1      The Closing.....................................................................................8
         3.2      Deliveries at the Closing by the Seller.........................................................8
         3.3      Deliveries at the Closing by Buyer..............................................................9
         3.4      Allocation......................................................................................9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................9

         4.1      Organization of Seller.........................................................................10
         4.2      Capital Structure of the Seller................................................................10
         4.3      Subsidiaries...................................................................................10
         4.4      Intentionally Omitted..........................................................................11
         4.5      Authority......................................................................................11
         4.6      No Conflict....................................................................................11
         4.7      No Material Changes............................................................................11
         4.8      Tax and Other Returns and Reports..............................................................12
         4.9      Restrictions on Business Activities............................................................13
         4.10     Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.................13
         4.11     Intellectual Property..........................................................................14
         4.12     Agreements, Contracts and Commitments..........................................................15
         4.13     Governmental Authorization.....................................................................16
         4.14     Litigation.....................................................................................16
         4.15     Financial Statements...........................................................................16
         4.16     No Undisclosed Liabilities.....................................................................17
         4.17     Inventory; Accounts Receivable.................................................................17
         4.18     Environmental Matters..........................................................................18
         4.19     Employee Matters and Benefit Plans.............................................................19
         4.20     Insurance Policies.............................................................................20
         4.21     Seller's Investor Representations..............................................................21
         4.22     Compliance with Laws...........................................................................21
         4.23     Power of Attorney..............................................................................21
         4.24     Complete Copies of Materials...................................................................21
         4.25     Representations Complete.......................................................................21
         4.26     Brokers' and Finders' Fees; Third Party Expenses...............................................21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER................................................................23

         5.1      Organization, Standing and Power...............................................................23
         5.2      Authority......................................................................................23
         5.3      No Conflicts...................................................................................23
         5.4      Shares.........................................................................................23
         5.5      Brokers' and Finders' Fees.....................................................................23

ARTICLE VI CONDUCT PRIOR TO THE CLOSING DATE.....................................................................24

         6.1      Conduct of Business............................................................................24
         6.2      No Solicitation......................................................Error! Bookmark not defined.

ARTICLE VII ADDITIONAL AGREEMENTS................................................................................24

         7.1      Leases.........................................................................................24
         7.2      Expenses.......................................................................................24
         7.3      Public Disclosure..............................................................................24
         7.4      Consents.......................................................................................25
         7.5      Notification of Certain Matters................................................................25
         7.6      Additional Documents and Further Assurances....................................................25
         7.7      Tax Clearance Certificate......................................................................25
         7.8      Payment of Excluded Liabilities................................................................25
         7.9      Change of Name.................................................................................25
         7.10     Books and Records..............................................................................26
         7.11     Consulting Agreement...........................................................................26
         7.12     Tax Treatment..................................................................................26

ARTICLE VIII CONDITIONS TO THE ACQUISITION.......................................................................26

         8.1      Conditions to Obligations of Each Party to Effect the Acquisition..............................26
         8.2      Additional Conditions to the Obligations of Seller.............................................27
         8.3      Additional Conditions to the Obligations of Buyer..............................................27

ARTICLE IX CONFIDENTIAL INFORMATION..............................................................................28

         9.1      Confidentiality................................................................................28
         9.2      Confidential Material..........................................................................29
         9.3      Compliance with the Law........................................................................29

ARTICLE X NON-COMPETITION AGREEMENT..............................................................................29

         10.1     Covenant Not to Compete or Solicit.............................................................29
         10.2     Covenants......................................................................................30
         10.3     Equitable Remedy...............................................................................30





ARTICLE XI SURVIVAL, INDEMNIFICATION AND INSURANCE...............................................................31


ARTICLE XI SURVIVAL, INDEMNIFICATION AND INSURANCE...............................................................31

         11.1     Survival of Representations and Warranties.....................................................31
         11.2     Indemnification................................................................................32
         11.3     Indemnification by Buyer of Seller.............................................................32

ARTICLE XII GENERAL PROVISIONS...................................................................................33

         12.1     Notices........................................................................................33
         12.2     Interpretation.................................................................................35
         12.3     Counterparts...................................................................................35
         12.4     Amendment......................................................................................35
         12.5     Entire Agreement; Assignment...................................................................35
         12.6     Severability...................................................................................35
         12.7     Other Remedies.................................................................................35
         12.8     Governing Law..................................................................................35
         12.9     Rules of Construction..........................................................................36
         12.10    Publicity......................................................................................36
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